Exhibit 99.1

Press Release

Source: Aida Pharmaceuticals, Inc

Aida Files 10Q

Thursday November 15, 11:43 am ET

SANTA MONICA, Calif., Nov. 15 /PRNewswire-FirstCall/ -- Aida Pharmaceuticals, Inc. (OTC Bulletin Board: AIDA - News) today announced that it has filed its form 10Q for the period ended September 30, 2007. Net revenues totaled $7,373,770 for the quarter ended 9/20/07, an increase of 5% over the same period in 2006. Gross profit decreased by 2.66% due to an increase in Costs of Goods Sold. Most notably, sales from Aida's transfusion and injection forms of etimicin sulfate increased markedly. Gross profit margins for Aida remained very strong, decreasing slightly from 55.81% to 51.75%.  Aida management expects the decrease in profits to be temporary. The Chinese pharmaceutical industry is in a state of transition due to policy changes by China's State Food and Drug Administration (SFDA). The new medicine tender system for hospitals in some areas in 2007 requires hospitals to purchase medicines and drugs directly from pharmaceutical manufacturers rather than distributors, which resulted in sales returns from some distributors. Aida has proactively and rapidly revised its distribution channels and is ready to compensate for the national policy changes. Aida also expects a strong showing from the new drugs in its pipeline that are coming to market in the coming quarters. Aida expects that these drugs will ease Aida's reliance on etimicin sulfate as a revenue generator and lessen the fluctuation in the Company's performance.

About Aida Pharmaceuticals

Aida Pharmaceuticals is a product-focused pharmaceuticals company engaged in the formulation, clinical testing, registration, manufacture, sales and marketing of advanced pharmaceutical and genetic products in mainland China. The Company's mission is to discover, develop and market meaningful new therapies that improve human health. Aida Pharmaceuticals, in operation since March 1999, is headquartered in Hangzhou, China with manufacturing, distribution and sales points throughout mainland China. Aida is GMP certified in China and ISO9002 certified for quality assurance and ISO14000 certified for ecologically-friendly practices.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation

AIDA PHARMACEUTICALS, INC.

(FORMERLY BAS CONSULTING, INC.) AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS

OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	FOR THE THREE		FOR THE NINE
	MONTHS ENDED		MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006

REVENUES, (NET)	$7,373,770	$7,023,891	$18,687,283	$19,659,235

COST OF GOODS SOLD	(3,557,685)	(3,103,516)	(9,740,952)	(9,679,567)

GROSS PROFIT	3,816,085	3,920,375	8,946,331	9,979,668

Selling and distribution	1,387,818	1,175,000	3,515,776	4,728,989

General and administrative	991,216	1,306,226	3,006,799	2,896,205

Research and development	74,514	45,323	238,159	45,111

INCOME FROM OPERATIONS	1,362,537	1,393,826	2,185,597	2,309,363

OTHER INCOME (EXPENSES)

Interest expense, net	(465,282)	(459,511)	(1,180,813)	(1,114,105)

Government grants	46,131	551,420	95,998	1,097,724

(Loss) gain on sales of investment	(10,457)	-	(10,457)	12,490

Gain on sale of marketable securities	-	-	120,356	-

Other income (loss), net	(3,478)	(77,358)	(122,876)	(120,734)

INCOME BEFORE INCOME TAXES	929,451	1,408,377	1,087,805	2,184,738

INCOME TAXES	(153,182)	(217,720)	(191,349)	(445,047)

INCOME BEFORE MINORITY INTERESTS	776,269	1,190,657	896,456	1,739,691

MINORITY INTERESTS	(257,208)	(271,372)	(563,068)	(413,018)

NET INCOME	519,061	919,285	333,388	1,326,673

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	30,098	73,643	492,663	160,785

OTHER COMPREHENSIVE INCOME BEFORE INCOME TAXES	30,098	73,643	492,663	160,785

INCOME TAXES RELATED TO OTHER COMPREHENSIVE INCOME	(7,946)	(24,302)	(130,063)	(54,012)

OTHER COMPREHENSIVE INCOME , NET OF INCOME TAXES	22,152	49,341	362,600	106,773

COMPREHENSIVE INCOME	$541,213	$968,626	$695,988	$1,433,446

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	27,000,000	25,000,000	27,000,000	25,000,000

NET INCOME PER COMMON SHARE, BASIC AND DILUTED	$0.02	$0.04	$0.01	$0.05